Exhibit 10.29

SEPARATION, TRANSITION, AND RELEASE OF CLAIMS AGREEMENT

This Separation, Transition, and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined in Section 6 below) by and between Ruth’s Hospitality Group, Inc. (the “Company”) and Arne G. Haak (“Mr. Haak”) (together, the “Parties”).

WHEREAS, the Company and Mr. Haak are parties to the Terms of Employment/Letter of Understanding and Salary Continuation Agreement dated as of August 8, 2011 (the “Employment Agreement”), pursuant to which Mr. Haak currently serves as Executive Vice President and Chief Financial Officer;

WHEREAS, Mr. Haak is separating from the Company and the Parties wish to establish mutually agreeable terms for such separation and a smooth and orderly transition of his responsibilities as Chief Financial Officer to his successor;

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due to Mr. Haak, and the Parties acknowledge and agree that Mr. Haak shall not be eligible to receive any other payments or benefits in connection with his separation from employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Separation Date; Transition Period; Equity.  Provided Mr. Haak signs and returns this Agreement on or before November 26, 2020 and does not revoke his acceptance of this Agreement, the following terms shall apply:

a.

Mr. Haak’s effective date of separation will be March 15, 2021 (the “Separation Date”).  As of the Separation Date, Mr. Haak will resign from any and all positions he holds as of such date as an officer or employee of the Company or any of its subsidiaries or affiliates, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.

b.

Mr. Haak will, through November 29, 2020, continue to serve as Executive Vice President and Chief Financial Officer pursuant to the terms of the Employment Agreement.  As of November 30, 2020, Mr. Haak will transition from his position as Executive Vice President and Chief Financial Officer to the role of Strategic Advisor, and will provide transitional support to the successor Chief Financial Officer as the Company’s CEO and Board of Directors deem appropriate.  The period from November 30, 2020 through the Separation Date will be a transition period (the “Transition Period”), during which Mr. Haak will use his best efforts to professionally, timely and cooperatively perform his duties as Strategic

Advisor and will provide transitional support to the successor Chief Financial Officer, as well as such additional transition duties as may be requested by and at the direction of the Chief Executive Officer and the Board (the “Transition Duties”).  During the Transition Period, Mr. Haak shall not engage in any business or perform any services in any capacity that would, in the reasonable judgment of the Company, interfere with the full and proper performance by Mr. Haak of his duties.

c.

As of November 29, 2020, the Employment Agreement will terminate and be of no further force or effect other than Sections 8 and 9 thereof, which shall remain in full force and effect in accordance with their terms (the “Surviving Sections”).
During the Transition Period, Mr. Haak will remain an employee of the Company, and will receive a base salary at the annualized rate of $375,000, less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices.  Mr. Haak shall, during the Transition Period, continue to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans).

d.

On his last day of employment, Mr. Haak shall be paid all unpaid base salary earned through such date, including any amounts for accrued but unused vacation time (e.g., four (4) weeks less any vacation taken from August 1, 2020 through his last day), and shall be reimbursed for any business expenses properly incurred through such date for which he has sought reimbursement (together, the “Accrued Obligations”).  All salary payments from the Company will cease as of Mr. Haak’s last day of employment and any benefits Mr. Haak had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law and as set forth in Section 2, below.

e.

Pursuant to the 2020 Home Office Bonus Program for Ruth’s Hospitality Group, Inc. (the “2020 Bonus Program”), to the extent FY2020 EBITDA is less than the prior year EBITDA, no bonus will be awarded for FY2020 and Mr. Haak will not be entitled to receive any bonus compensation.  However, due to the extraordinary circumstances brought about by the COVID-19 pandemic, to the extent the Board of Directors of the Company and/or the Compensation Committee implements an alternative discretionary bonus for its executives for FY2020, Mr. Haak shall receive such a discretionary bonus, to be paid in an amount and manner determined by the Compensation Committee, provided that any discretionary bonus awarded to Mr. Haak for FY2020 shall be no less than the ratio of said discretionary bonus to current target bonus utilized in the calculation of any FY2020 discretionary bonus awarded to other senior executives of the Company.  If Mr. Haak is not awarded a discretionary bonus for FY2020 pursuant to this section, or if the value of any discretionary bonus for FY2020 that may be awarded to Mr. Haak is less than fifty percent (50%) of his 2019 bonus compensation, Mr. Haak shall be awarded an additional bonus amount such that his total bonus compensation for FY2020 equals fifty percent (50%) of his 2019 bonus compensation, which bonus shall be paid in a lump sum no later than

March 15, 2021. For the avoidance of doubt, Mr. Haak shall not be eligible to receive any bonus amount for FY2021.
2.

Separation Benefits.  Provided that Mr. Haak (i) has timely signed and returned this Agreement and has not revoked his acceptance of this Agreement, (ii) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on, but not before, the Separation Date and does not revoke the Additional Release, (iii) remains employed by the Company as a Strategic Advisor through the Separation Date, and (iv) complies with the terms of this Agreement, Mr. Haak shall receive the following separation benefits (the “Separation Benefits”):

a.

Base Salary Compensation.  The Company shall, between the Separation Date and the twelve (12)-month anniversary thereof, pay to Mr. Haak a monthly payment of $31,250.00, less all applicable taxes and withholdings (an amount equal in the aggregate to his prior twelve (12) months’ base salary).

b.

Restricted Stock.  All restricted stock awards granted to Mr. Haak during his employment that are scheduled to vest on or before March 15, 2022 shall become vested and free from forfeiture effective as of the Separation Date.  It is acknowledged and understood that any shares of restricted stock that do not become vested pursuant to this Section shall be forfeited to the Company without any consideration and Mr. Haak shall no longer have any rights with respect thereto.

c.

COBRA.  Should Mr. Haak timely elect and be eligible to continue receiving group health insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will, until the twelve (12)-month anniversary of the Separation Date (the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on his behalf immediately prior to the Separation Date.  The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by Mr. Haak on a monthly basis for as long as, and to the extent that, he remains eligible for COBRA continuation.

d.

Life Insurance.   Should Mr. Haak timely convert his coverage under the company’s group life insurance policy to an individual policy following the Separation Date, the Company shall pay Mr. Haak an amount equal to the annual premium for said policy, less applicable taxes and withholdings, for the period March 15, 2021 through March 15, 2022.

e.

Automobile Allowance.  The Company shall, until the twelve (12)-month anniversary of the Separation Date, pay to Mr. Haak a monthly automobile allowance of $900.00, less all applicable taxes and withholdings.

3.	Release of Claims. In exchange for the consideration set forth in this Agreement, which Mr. Haak acknowledges he would not otherwise be entitled to receive, Mr. Haak hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. Haak ever had or now has against any or all of the Released Parties up to the date on which Mr. Haak signs this Agreement, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. Haak’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Florida Civil Rights Act of 1992, Fla. Stat. § 760.01 et seq., Fla. Stat. §§ 448.07 and 725.07 (Florida equal pay laws), Fla. Stat. § 250.481 (Florida military leave law), Fla. Stat. § 760.40 (Florida genetic testing law), and Fla. Stat. § 448.101 et seq. (Florida anti-retaliation law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company or its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. Haak’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. Haak from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. Haak acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. Haak further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), or (ii) deprive Mr. Haak of any rights Mr. Haak may have to be indemnified by the Company as provided in any agreement between the Company and Mr. Haak, including, but not limited to, this Agreement, or pursuant to the Company’s Certificate of Incorporation or By-Laws.

4.	Continuing Obligations. Mr. Haak acknowledges and reaffirms his continuing confidentiality, non-competition, and non-solicitation obligations (the “Restrictive

Covenant Obligations”), as set forth in the Surviving Sections, which survive his separation from employment and remain in full force and effect.

5.

Non-Disparagement.  Mr. Haak understands and agrees that, except as otherwise permitted by Section 12 below, he will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

6.

Time for Consideration and Revocation.  Mr. Haak acknowledges that he was initially presented with this Agreement on November 5, 2020 (the “Receipt Date”).  Mr. Haak understands that this Agreement shall be of no force or effect unless he signs and returns this Agreement on or before November 26, 2020 and does not revoke his acceptance of this Agreement within the seven day period after his execution (the eighth day following such execution, the “Agreement Effective Date”).  Mr. Haak further understands that he is not eligible to receive the Separation Benefits unless he timely signs, returns, and does not revoke the Additional Release.

7.

Acknowledgements.  Mr. Haak acknowledges that he has been given at least twenty-one (21) days from the Receipt Date to consider this Agreement and the Additional Release (the “Consideration Period”), and that he is hereby advised to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. Mr. Haak acknowledges that he is entering into this Agreement with full knowledge of his right to obtain such counsel, and that he is entering into this Agreement and the Additional Release on a voluntary basis and has relied upon no promises or representations by anyone except as contained in this document. Mr. Haak further acknowledges and agrees that any changes made to this Agreement or any attachments hereto following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Mr. Haak understands that he may revoke this Agreement and the Additional Release for a period of seven (7) days after he signs each document by notifying the Company in writing, and that neither this Agreement nor the Additional Release shall be effective or enforceable until the expiration of the document’s respective seven (7) day revocation period. Mr. Haak understands and agrees that by entering into this Agreement and Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

8.

Voluntary Assent.  Mr. Haak affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  Mr. Haak further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

9.

Dispute Resolution.  This Agreement shall be interpreted and construed by the laws of the State of Florida, without regard to conflict of laws provisions.  Any dispute arising out of or relating to this Agreement shall be resolved by arbitration held in Orange County, Florida and conducted in accordance with the rules then existing of the American Arbitration Association (other than a dispute pertaining to the Restrictive Covenant Obligations, in which event a Party may seek injunctive relief in a court of competent jurisdiction).  The Company and Mr. Haak agree to select an arbitrator with experience in employment law and executive compensation and benefits.

10.

Cooperation.  Mr. Haak agrees that, through March 15, 2022, and to the extent permitted by law, he shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Mr. Haak’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times at locations designated by the Company in Orange County, Florida or within 10 miles of Mr. Haak’s residence, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company.  In the event the Company requests Mr. Haak to travel outside the geographic limits set forth in this Section 10, the Company will promptly reimburse Mr. Haak for any travel expenses he incurs in connection with his compliance with this Section 10.  Mr. Haak further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.

Indemnification.  In the event Mr. Haak is made, or threatened to be made a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that Mr. Haak is, or was, an officer of the Company or serves or served any other affiliate or subsidiary of the Company in any capacity at the request of the Company, Mr. Haak shall be indemnified by the Company, and the Company shall pay Mr. Haak’s related expenses including, but not limited to, attorneys’ fees and costs and travel expenses, when and as incurred, to the full extent permitted by the General Corporation Law of the State of Delaware, if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  In all cases, such payments shall be made prior to the end of the calendar year following the year such expenses were incurred, or such sooner date as required to avoid penalties under Code Section 409.

12.

Confidentiality. Mr. Haak understands and agrees that, except as otherwise permitted by Section 13 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Mr. Haak and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.

13.

Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere (including, without limitation, in the Surviving Sections) prohibits Mr. Haak from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Mr. Haak is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Mr. Haak obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Mr. Haak’s confidentiality and nondisclosure obligations, Mr. Haak is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

14.

Death.  In the event Mr. Haak should die prior to the twelve (12) month anniversary of the Separation Date, the Separation Benefits shall be paid to Mr. Haak’s spouse or, if Mr. Haak’s spouse predeceases him or they die together, then to Mr. Haak’s estate, until the twelve (12) month anniversary of the Separation Date.

15.

Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16.	Validity. Should any provision of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
17.

Nature of Agreement. Mr. Haak understands and agrees that this Agreement is a separation and transition agreement and does not constitute an admission of liability or wrongdoing on the part of the Company. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any Party on the ground of sole authorship.

18.

Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof, including the Employment Agreement; provided, however, for the avoidance of doubt, that nothing in this Section 18 shall modify, cancel or supersede the Surviving Sections (including the Restrictive Covenant Obligations), which shall remain in full force and effect both during the Transition Period and following Mr. Haak’s separation from employment.

19.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

20.

Breach.  Mr. Haak acknowledges and agrees that his compliance with his obligations under this Agreement is a condition to the Company’s obligation to provide (or continue providing, as applicable) the Severance Benefits.  Mr. Haak understands and agrees that any material breach of his obligations under this Agreement will immediately render the Company’s obligations hereunder null and void, the Severance Benefits shall immediately cease, and  Mr. Haak shall be obligated to immediately repay to the Company the net amount of any Severance Benefits previously paid pursuant to this Agreement.  For the avoidance of doubt, neither Mr. Haak’s material breach of this Agreement nor the Company’s subsequent termination of its obligations hereunder shall affect Mr. Haak’s release of claims against the Company pursuant to Section 3 hereof.  Notwithstanding anything to the contrary herein, Mr. Haak shall not be deemed in breach or material breach of this Agreement unless the Company has first provided Mr. Haak with at least 30 calendar days’ written notice and opportunity to cure any alleged breach and reasonably concluded that Mr. Haak failed to cure within the cure period.

21.

Tax Acknowledgment.  In connection with the Separation Benefits provided to Mr. Haak pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Mr. Haak shall be responsible for all applicable taxes owed by him with respect to such Separation Benefits under applicable law.  Mr. Haak acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement.  It is intended that the Separation Benefits shall be exempt from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”) and that each installment of the Separation Benefits under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Mr. Haak acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

RUTH’S HOSPITALITY GROUP, INC.

By:     /s/ Cheryl J. Henry_________________________Date:  December 1, 2020

Name:Cheryl J. Henry

Title:President & CEO

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute this on the date below.  I understand that I will have seven (7) days following my execution of this Agreement in which to revoke my acceptance.  I further understand that the Separation Benefits and other consideration set forth in this Agreement are contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

ARNE G. HAAK

/s/ Arne G. Haak__________November 24, 2020

SignatureDate

Attachment A

Additional Release of Claims

This Additional Release of Claims (the “Additional Release”) is made as of the date set forth opposite the below signature of Arne G. Haak (“Mr. Haak”).  Capitalized terms used but not defined herein have the meanings set forth in the Separation, Transition, and Release of Claims Agreement (the “Separation Agreement”) to which this Additional Release is attached as Attachment A.

WHEREAS, Mr. Haak is entering into this Additional Release in accordance with the terms and conditions set forth in the Separation Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Mr. Haak hereby agrees as follows:

1.Release. In consideration of the Separation Benefits set forth in the Separation Agreement, which Mr. Haak acknowledges he would not otherwise be entitled to receive, Mr. Haak hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Mr. Haak ever had or now has against any or all of the Released Parties up to the date on which Mr. Haak signs this Additional Release, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Mr. Haak’s employment with, separation from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Florida Civil Rights Act of 1992, Fla. Stat. § 760.01 et seq., Fla. Stat. §§ 448.07 and 725.07 (Florida equal pay laws), Fla. Stat. § 250.481 (Florida military leave law), Fla. Stat. § 760.40 (Florida genetic testing law), and Fla. Stat. § 448.101 et seq. (Florida anti-retaliation law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company or its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Mr. Haak’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Mr. Haak from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Mr. Haak acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Mr. Haak further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), or (ii) deprive Mr. Haak of any rights Mr. Haak may have to be indemnified by the Company as provided in any agreement between the Company and Mr. Haak, including, but not limited to, the Separation Agreement, or pursuant to the Company’s Certificate of Incorporation or By-Laws.

2.Return of the Company Property. Mr. Haak confirms that he has returned to the Company all property of the Company, tangible or intangible, including but not limited to keys, files, records (and copies thereof), and equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Mr. Haak further confirms that he has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, cellular phone and/or wireless data accounts and computer accounts.  Notwithstanding anything herein to the contrary, Mr. Haak may retain and use his mobile phone number currently linked to the Company’s Verizon account.  The Company agrees to use reasonable efforts to allow Mr. Haak to port the foregoing mobile phone number to a carrier and device of his choosing.

3.Business Expenses; Final Compensation. Mr. Haak acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  Mr. Haak further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company, other than the Accrued Obligations and the Separation Benefits.

4.Time for Consideration; Acknowledgments. Mr. Haak acknowledges that, in order to receive the Separation Benefits, he must sign and return this Additional Release on, but not before, the Separation Date.  Mr. Haak acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Additional Release.  Mr. Haak understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  Mr. Haak understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.Voluntary Assent. Mr. Haak affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release.  Mr. Haak states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney.  Mr. Haak further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Separation Agreement.

I hereby provide this Additional Release as of the current date.  I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Arne G. Haak

/s/ Arne G. Haak__________November 24, 2020

SignatureDate